Exhibit 10.66
AMENDMENT NO. 2
TO
TENNECO AUTOMOTIVE INC. CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN FOR KEY EXECUTIVES
     WHEREAS, Tenneco Inc. (the “Company”) has established the Tenneco Automotive Inc. Change in Control Severance Benefit Plan for Key Executives (the “Plan”); and
     WHEREAS, amendment of the Plan for compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued thereunder now is considered desirable;
     NOW, THEREFORE, by virtue and in exercise of the power reserved to the Company by Section 8 of the Plan and pursuant to the authority delegated to the undersigned officer of the Company by resolution of its Board of Directors, the Plan be and is amended, effective January 1, 2008, in the following particulars:
1.	By adding the following two paragraphs as new paragraphs K. and L., respectively, to Section 1, by redesignating the prior paragraphs K. and L. as paragraphs M. and N. of Section 1 and by redesignating the subsequent paragraphs of Section 1 appropriately:
“K. ‘Section 409A’ means Section 409A of the Internal Revenue Code and Treasury regulations promulgated thereunder (and any successor federal or state statute or regulations).
L. ‘Separation’ and the terms ‘separation from service,’ ‘termination,’ ‘termination of employment,’ ‘discharge from employment’ and variations thereof, as used in the Plan, are intended to mean a separation from service or termination of employment that constitutes a ‘separation from service’ under Section 409A.”
2.	By deleting paragraph C. of Section 3 in its entirety and substituting the following:
“All deferred compensation (and earnings accrued thereon) credited to the account of a Key Executive under any deferred compensation plan, program or arrangement of the Tenneco Companies shall be paid to such Key Executive pursuant to and in accordance with the terms of such plan, program or arrangement.”
3.	By deleting paragraph G. of Section 3 in its entirety and substituting the following:

“The Company shall provide each Key Executive with reasonable outplacement services consistent with past practices of the Company with respect to officers at such level prior to the Change in Control. The Company shall pay, or shall reimburse the Key Executive for, the costs and expenses of such outplacement services prior to the end of the second calendar year following the calendar year in which the Key Executive’s employment terminates.”
4.	By deleting paragraph H. of Section 3 in its entirety and substituting the following:
“Subject to Section 15, if a Key Executive receives other cash severance benefits from Tenneco Companies, the amount of severance benefit to which the Key Executive is entitled under Section 3(A) or (B) above shall be considered to be satisfied to the extent of such other cash severance payment.”
5.	By adding the following new sentence at the end of the clause (ii) of Section 4:
“Notwithstanding anything to the contrary in this clause (ii), the time or schedule of any payment of any Performance Units, Stock Equivalent Units or Dividend Equivalents may not be accelerated except as otherwise permitted under Section 409A.”
6.	By deleting Section 5 in its entirety and substituting the following:

“5.	Method of Payment.
A.	The Company shall pay, or cause to be paid, the cash severance benefits under the Plan to the Key Executive in a single cash sum within 30 days following the later of the Key Executive’s separation from service as an employee with the Tenneco Companies and submission of a claim as required by Section 12 of the Plan, provided that the payment at such time can be characterized as a ‘short-term deferral’ for purposes of Section 409A or as otherwise exempt from the provisions of Section 409A, or if any portion of the payment cannot be so characterized, and the Key Executive is a ‘specified employee’ under Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Key Executive’s death or the date that is six months and one day following the Key Executive’s separation from service. Except for withholdings required by law to satisfy local, state, federal and foreign tax withholding requirements, and except as otherwise provided in Section 3(H) above, no offset nor any other reduction shall be taken in paying such benefit.

B.	Reimbursement of expenses incurred by the Key Executive pursuant to Section 3(F) shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of expenses eligible for reimbursement, or in-kind benefits provided, in any year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Section 105(b) of the Internal Revenue Code. If the Key Executive is a ‘specified employee’ under Section 409A, the full cost of the continuation or provision of life and disability plan coverages (but not health plan coverages) under Section 3(F) shall be paid by the Key Executive until the earlier to occur of the Key Executive’s death or the date that is six months and one day following the Key Executive’s separation from service, and such cost shall be reimbursed by the Company to, or on behalf of, the Key Executive in a lump sum cash payment on the earlier to occur of the Key Executive’s death or the date that is six months and one day following the Key Executive’s separation from service.”
7.	By adding the following new paragraph to the end of Section 6:
“Notwithstanding anything to the contrary in the foregoing provisions of this Section 6, the payment of the Gross-Up Payment shall be made no later than two and one-half months after the end of the calendar year in which the right to such payment is no longer subject to a ‘substantial risk of forfeiture’ (as such term is described under Section 409A); except if the Gross-Up Payment is a ‘deferral of compensation’ (as such term is described under Section 409A), then the following provisions of this paragraph shall apply. If the Gross-Up Payment is a deferral of compensation, (i) payment of the portion of the Gross-Up Payment that is taxes shall not be made later than December 31 of the year next following the year in which the Excise Tax is remitted to the taxing authority; and (ii) payment of the portion of the Gross-Up Payment that is interest or penalties incurred by the Key Executive with respect to such taxes shall not be made later than December 31 of the year next following the year in which the Key Executive incurs such interest or penalties, as applicable. If the Gross-Up Payment is a deferral of compensation, the amount of interest and penalties eligible for payment or reimbursement in any year shall not affect the amount of such interest and penalties eligible for payment or reimbursement in any other year, nor shall such right to payment or reimbursement be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing provisions of this paragraph that are applicable to deferrals of compensation, if (i) the Gross-Up Payment is a deferral of compensation, (ii) the Key Executive is a ‘specified employee’ under Section 409A upon the Key Executive’s separation from service, and (iii) all or any portion of the Gross-Up Payment is considered made upon the Key Executive’s separation from service, the portion of the Gross-Up Payment which is considered made upon the Key Executive’s separation from service shall not be made until the earlier to occur of the Key Executive’s death or the date that is six months and one day following the Key Executive’s separation from service.”
8.	By deleting the first paragraph of paragraph B. of Section 12 in its entirety and substituting the following:
“B. Denial of Claim. If a Key Executive has made a claim for benefits under this Plan and any portion of the claim is denied, the Plan Administrator will furnish the Key Executive with a written notice stating the specific reasons for the denial, specific reference to pertinent Plan provisions upon which the denial was based, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and a description of the Plan’s appeal procedures and time frames, including a statement of the Key Executive’s right to bring a civil action following an adverse decision on appeal.”
9.	By adding the following language at the end of the second paragraph of paragraph C. of Section 12:
“The written notice will also contain a statement that the Key Executive is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to his or her claim. The Plan Administrator will also include in the notice a statement describing any voluntary appeal procedures offered by the Plan and the Key Executive’s right to obtain information about such procedures, and a statement of the Key Executive’s right to bring an action under the Employee Retirement Income Security Act of 1974, as amended.”
10.	By adding the following new sentences at the end of Section 13:
“If the prevailing party is the Key Executive, the payment or reimbursement of legal fees and costs shall be made no later than two and one-half months after the end of the calendar year in which the right to such payment or reimbursement is no longer subject to a ‘substantial risk of forfeiture’ (as such term is described under Code Section 409A); except if the payment or reimbursement of legal fees and costs is a ‘deferral of compensation’ (as such term is described under Code Section 409A), payment or reimbursement of such expenses shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year, nor shall such right to payment or reimbursement be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing sentence, if the payment or reimbursement of legal fees and costs is a deferral of compensation and the Key Executive is a ‘specified employee’ under Code Section 409A upon the Key

Executive’s separation from service, payment or reimbursement of any legal fees and costs shall not be made until the earlier to occur of the Key Executive’s death or the date that is six months and one day following the Key Executive’s separation from service.”
11.	By adding the following new Section 15:
“15.	Prohibition on Acceleration of Payments. The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of the Plan may not be accelerated except as otherwise permitted under Section 409A.”
12.	By adding the following new Section 16:
“16.	Section 409A. The Plan and the benefits provided hereunder are intended to comply with Section 409A to the extent applicable thereto. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Tenneco Companies shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer the Plan so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Plan will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Key Executive (or any other individual claiming a benefit through the Key Executive) for any tax, interest, or penalties the Key Executive may owe as a result of participation in the Plan, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect any Key Executive from the obligation to pay any taxes pursuant to Code Section 409A.”

     IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officer this 24th day of December, 2008.

Tenneco Inc.

By:	/s/ Richard P. Schneider

Its:	Senior Vice President — Global Administration